Exhibit 10.63

COMMON STOCK PURCHASE AGREEMENT

Private and Confidential

          THIS COMMON STOCK PURCHASE AGREEMENT, (the “Agreement”) made as of the last executed date below (the “Effective Date”), by and among Abacus Global Investments, Corp. an entity with a principle address of 318 Holiday Drive, Hallandale Beach, FL 33009 (the “Buyer”) and Belmont Partners, LLC a Virginia limited liability company with a principal address of 360 Main Street, Washington Virginia 22747 (“Seller”), and Contracted Services, Inc. a public vehicle organized in the state of Florida and traded under the symbol “CSEV” (the “Company”) and Escrow, LLC (“Escrow Agent”) (Buyer, Seller and Company each a “Party” and collectively the “Parties”).

WITNESSETH:

          WHEREAS, the Company currently has seven hundred fifty million (750,000,000) authorized shares of common stock, of which approximately one hundred one million six hundred twenty five thousand (101,625,000) common shares are issued and outstanding and Seller agrees to provide Buyer a block of stock representing a controlling interest of the Company’s capital stock consisting of ninety three million seven hundred fifty (93,750,000) shares of common stock (the “Stock”). The Company also has no authorized shares of preferred stock.

          NOW, THEREFORE, in consideration of the mutual promises, covenants, and representations contained herein, and subject to the terms and conditions hereof, the Parties agree as follows:

1.	Agreement to Purchase and Sell. Seller will sell to Buyer and Buyer agrees to purchase the Stock in exchange for:

a)          two hundred sixty two thousand five hundred U.S. dollars ($262,500.00) together with two hundred U.S. dollars representing Buyer’s half of the Escrow Fees (the “Purchase Price”), to be paid to Seller according to the terms and conditions set forth in Section 3 herein; and,

b) one and one half percent (1.5%) of the issued and outstanding common stock of the Company according to the terms and conditions set forth in Section 3(e) herein (the “Position”).

c) The effective date of all stock transferred pursuant to this Agreement shall be the Effective Date of this Agreement and shall be memorialized on the face of the certificates evidencing such stock.

2.	Closing. On the Effective Date (the “Closing”) the Parties shall perform, in order:

a) Buyer shall deliver to Seller a copy of this Agreement executed by Buyer;

b) Seller shall deliver a fully executed copy of this Agreement to Buyer;

c) The Escrowed Funds (defined in Section 3(a) herein) shall be released to Seller;

d)          The Company’s shareholders and directors shall execute a joint resolution approving the terms of this Agreement and the appointment of Buyer’s designees to a majority of seats on the Board of Directors for the Company (the “Joint Resolution”);

e)          Buyer shall deliver to Seller a resolution of the board of directors of the Company and Irrevocable Transfer Agent Instructions to effectuate performance of Sections 1(b) and 3(e) of this Agreement (attached hereto as Exhibit 2 and 3) (the “Board Resolution”);

f)          Buyer shall deliver to Seller a resolution of the majority shareholders of the Company to effectuate performance of Section 1(b) and 3(e) of this Agreement (attached hereto as Exhibit 4) (the “Shareholder Resolution”);

g) Buyer shall deliver to Escrow Agent the Proxy (as defined in Paragraph 4(a) herein and attached as Exhibit 1);

h) Seller shall deliver to Buyer the Joint Resolution;

i)          Upon initial release of the deposit from the Escrow Account, Seller shall deliver to Buyer, to the extent reasonably available to Seller, and after the full performance of Section 3(a), true and correct copies of the Company’s business, financial and corporate records including but not limited to: correspondence files, bank statements, checkbooks, minutes of shareholder and directors meetings, financial statements, shareholder listing, stock transfer records, agreements and contracts; and,

j)          Seller shall (i) immediately deposit the certificate(s) evidencing the Stock together with Stock Powers to transfer the Stock to the Buyer into the Escrow Account, and (ii) direct the Escrow Agent to deliver the Stock certificates to Buyer, immediately after the full performance of Sections 2(a) through 2(g) herein.

3.	Payment Terms.

a)          Buyer shall place a deposit of twenty seven thousand five hundred U.S. Dollars ($27,500.00) into an escrow account with the Escrow Agent on behalf of the Seller (the “Deposit”) on the Closing date. The balance of the Purchase Price (the “Balance”) shall be due and payable on the following dates (each a “Maturity Date”, collectively the “Maturity Dates”):

(i) Payment in the amount of seven thousand two hundred twenty two U.S. dollars ($7,222.00) on or before sixty (60) days from the Effective Date;

(ii) Payment in the amount of fourteen thousand four hundred forty four U.S. dollars ($14,444.00) on or before ninety (90) days from the Effective Date;

(iii) Payment in the amount of twenty one thousand six hundred sixty six U.S. dollars ($21,666.00) on or before one hundred twenty (120) days from the Effective Date.

(iv) Payment in the amount of twenty eight thousand eight hundred eight nine U.S. dollars ($28,889.00) on or before one hundred fifty (150) days from the Effective Date.

(v) Payment in the amount of thirty six thousand one hundred eleven U.S. dollars ($36,111.00) on or before one hundred eighty (180) days from the Effective Date.

(vi) Payment in the amount of forty three thousand three hundred thirty four U.S. dollars ($43,334.00) on or before two hundred ten (210) days from the Effective Date.

(vii) Payment in the amount of fifty thousand five hundred fifty six U.S. dollars ($50,556.00) on or before two hundred forty (240) days from the Effective Date.

(viii) Payment in the amount of thirty two thousand seven hundred seventy eight U.S. dollars ($32,778.00) on or before two hundred seventy (270) days from the Effective Date.

b) Wire transfer of all payments hereunder shall be made on or before each payment’s respective Maturity Date by wire transfer of immediately available funds to Seller’s account as follows:

Bank Name:	Rappahannock National Bank
7 Bank Road
Washington, Virginia 22747
Account Name:	Belmont Partners, LLC
Account Number:	1089129
Routing Number:	051402974

c) The Purchase Price may be prepaid in whole or in part at any time, at the option of Buyer without premium or penalty.

d)          If at any time during the term of this Agreement Buyer shall fail to pay a payment on or before the payment’s respective Maturity Date, and such failure by Buyer to pay the payment continues for a period of ten (10) days from such payment’s Maturity Date (“Failed Payment”), the Failed Payment shall bear an interest rate of eighteen percent (18%) per annum from the date when Failed Payment was due until Failed Payment is received by Seller by wire transfer. The payments of interest hereunder shall not be required to the extent that receipt of any such interest by the Seller would be contrary to provisions of law applicable to the Seller limiting the maximum rate of interest that may be charged or collected by the Seller.

e)	Stock Position.

(i)   In consideration of the benefits provided to the Company hereby, Company shall issue and deliver to Seller, such fully paid, non-assessable restricted shares of the Company’s common stock equal to a one and one half percent (1.5%) immediately after the Merger (as defined in Section 14 herein) ownership interest in the Company (the “Position”). The Position shall be based on the capital structure of the Company post Merger (taking into account any and all shares issued relating to the Merger). The Position shall be non-dilutable with respect to (a) any transactions involving any company listed in Exhibit A during the nine (9) month period immediately following the Merger as defined in Section 14 and (b) any financings that are made by the Company during the four (4) month period immediately following the Merger as defined in Section 14. Buyer shall take all steps necessary to fully effectuate the provisions of this Section 3.

(ii)   Certificate(s) evidencing the Position shall be issued and delivered to the Seller immediately following the actions anticipated by Section 3(e)(i) herein (the “Actions”), but in no case later than eleven (11) months following the Effective Date hereof. In the event that all Actions have not been completed by the eleventh month anniversary of this Agreement, Seller shall transfer to Buyer shares comprising the Position on that date and shall issue additional shares as necessary following completion of the Actions.

f)         The Parties acknowledge and agree that the Position shall be newly issued, restricted common shares of the Company. Seller will deliver to Buyer and Company a legal opinion of Seller’s counsel regarding the removal of restrictions from the Position, which legal opinion and legal counsel shall be reasonably acceptable to the Company. In the event that, in one year from the date of the execution of this Agreement, the Position can not be sold in accordance with Rule 144 of the Securities Act of 1933, due to the fault of Buyer, the Seller shall have demand registration rights on such Position at such time. In the event that Buyer (i) does not provide for the removal of restrictions from the shares comprising the Position in accordance with Rule 144, (ii) unreasonably refuses to recognize the opinion of Seller’s counsel regarding the removal of such restrictions, or (iii) does not register such shares, the Company and the Buyer, jointly and severally, shall pay to Seller liquidated damages in the amount of the bid price per share as of the one year anniversary of this Agreement (as reported by the national market on which the shares trade) multiplied by the number of shares in the Position. The Parties agree that the liquidated damages hereunder are not a penalty. If Buyer pays Seller such liquidated damages, such payment shall satisfy all of Buyer’s obligations to Seller regarding the Position.

g)         In consideration of the benefits provided to the Company hereby, Company and Buyer agree to be jointly and severally liable for all amounts due hereunder and all other obligations of this Stock Purchase Agreement.

4.	Proxy.

a)          In order to ensure performance under Section 3 of this Agreement, the Parties hereby recognize the Agreement to Prevent Resale and Dilution and Irrevocable Proxy Coupled with an Interest (the “Proxy”) as being legally binding and fully valid. The Parties understand and agree that the Proxy shall be valid from the Closing Date until such time as the Buyer and the Company merge and the Company executes a Secured Promissory Note (the “Secured Promissory Note”) for the remaining balance of the Purchase Price. Such Secured Promissory Note shall be secured by a 1st priority security interest in assets of the Company having a value at the time the Secured Promissory Note is signed equal to two times the remaining balance of the Purchase Price. The Proxy shall be held in escrow by the Escrow Agent until such time as the Proxy may be released according to Section 4(c) herein.

b)          Escrow Agent’s Rights; Exculpation. The Proxy shall be held in the possession of the Escrow Agent. The Escrow Agent shall have the authority and power to take such actions and to exercise such powers as are specifically delegated to the Escrow Agent by the terms of the Escrow Agreement The Escrow Agent shall be under no duty with respect to the Proxy except to account therefore in due course, pursuant to the terms and conditions hereof.

c) Upon notification of Buyer’s Default (as defined in Section 5 herein) and prior to the Merger, the Escrow Agent shall release the Proxy to the Transfer Agent with a copy to the Seller and Company.

d) The Escrow Agent shall not be liable hereunder in its capacity as Escrow Agent, agent or bailee for any action taken or omitted by it hereunder except for its gross negligence or willful breach.

5.	Default. The following conditions or events shall constitute events of default (“Event(s) of Default”):

a)          if the Buyer or Company shall default in the performance of or compliance with any material term contained in this Agreement and such default is not cured within ten (10) days of the events set forth in 5(b) hereof;

b)          if the Buyer or Company shall be in breach or otherwise default in the performance of, or compliance with, any other term contained herein in any material respect and such breach or default is not remedied within ten (10) days of either:

(i) an officer of the Buyer or Company obtaining knowledge of such default;

(ii)          Buyer’s or Company’s Notification of such default; such notification shall be effective two (2) days from the date of notice sent to the Buyer and Company in accordance with the provisions of Section 25 hereof;

c)         if any representation or warranty made in writing by or on behalf of the Buyer herein or in any instrument furnished in compliance with or in reference hereto or otherwise in connection with the transactions contemplated hereby shall prove to have been false or incorrect in any material respect on the date as of which made;

d) if the Buyer or Company shall:

(i) be generally not paying its debts as they become due;

(ii)          file, or consent by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction;

(iii) make an assignment for the benefit of its creditors;

(iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property;

(v) be adjudicated an insolvent or be liquidated; or,

(vi) take corporate action for the purpose of any of the foregoing;

e)         if a court or governmental authority of competent jurisdiction shall enter an order appointing, without consent by the Buyer or Company, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Buyer or Company, or if any such petition shall be filed against the Buyer or Company and such petition shall not be dismissed within thirty (30) days; or,

f)         if a final judgment which, with other outstanding final judgments against the Buyer or Company, exceeds five hundred thousand dollars ($500,000.00) shall be entered against the Buyer or Company and if, within seventy five (75) days after entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or if, within sixty (60) days after the expiration of any such stay, such judgment shall not have been discharged.

6.	Remedies on Default.

a)          Upon the occurrence of any Event of Default, the Seller may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding either for specific performance of any covenant, provision or condition contained in this Agreement, or in aid of the exercise of any power granted in this Agreement, and (unless there shall have occurred an Event of Default under Section 5(d) or 5(e), in which case the unpaid balance due hereunder shall automatically become due and payable) may at its sole option and with no further notice to the Buyer declare all or any part of the unpaid principal amount of the Agreement then outstanding to be forthwith due and payable, and thereupon such unpaid principal amount or part thereof, together with interest accrued at a rate of eighteen percent (18%) per annum thereon and all other sums, if any, payable under this Agreement shall become so due and payable without presentation, presentment, protest or further demand or notice of any kind, all of which are hereby expressly waived, and the Seller may proceed to enforce payment of such amount or part thereof in such manner as Seller may elect.

b)          Annulment of Defaults. An Event of Default shall not be deemed to be in existence or to have occurred for any purpose of this Agreement until the expiration of any and all grace periods under this Agreement or if the Seller shall have waived such event in writing or stated in writing that such event has been cured to its reasonable satisfaction. No waiver or statement of satisfactory cure pursuant to this Section 6(b) shall extend to or affect any subsequent or other Event of Default not specifically identified in such waiver or statement of satisfactory cure or impair any other rights of the Seller herein.

c)          Discretionary Release. Seller may, if Buyer and Company have not effectuated a merger, at Seller’s sole discretion, instruct the Escrow Agent to release the Proxy in accordance with Section 7 herein if any Event of Default shall have been in existence for a period of ten (10) days.

d)          Foreclosure in Reliance on Secured Promissory Note. Seller may, at Seller’s sole discretion, if any Event of Default shall have been in existence for a period of ten (10) days, seek foreclosure or any other remedy available to seller according to the terms and conditions of the Secured Promissory Note.

7.	Proxy Release.

a) Upon any Event of Default, and subject to the terms and limitations of Sections 6(c) herein, the Seller shall instruct the Escrow Agent to release the Proxy to the Seller and Company.

b)          Upon any Event of Default, Seller may at its sole discretion deliver notice of default to the Escrow Agent and Buyer. Immediately upon receipt of the Notice of Default, the Escrow Agent shall deliver the Proxy to the Transfer Agent with a copy to the Seller and Company, thereby affording Seller all the rights defined in the Proxy as referenced in Section 4 herein.

8.	Transfer Agent.

a)          Until the closing of the Merger, Buyer agrees that Pacific Stock Transfer, LLC (the “Transfer Agent”) shall act as the Company’s sole transfer agency, and Transfer Agent shall have full power and authority to act on behalf of the Company in connection with the issuance, transfer, exchange and replacement of all of the Company’s stock certificates.

b) Transfer Agent shall have full power and authority to act according to the Irrevocable Proxy.

9.        Collections. Should the indebtedness represented by this Agreement or any part thereof be collected at law or in equity, or in bankruptcy, receivership or any other court proceedings (whether at the trial or appellate level), or should any amount due under this Agreement be placed in the hands of attorneys, or other collection agents, for collection upon default, Buyer agrees to pay, in addition to the principal, premium and interest due and payable hereon, all costs of collection, including reasonable attorneys’ fees and expenses.

10.     Representations and Warranties of Seller and the Company. Seller and Company hereby jointly and severally represent and warrant, for a period of twelve (12) months from the Effective Date, to Buyer that the statements in the following paragraphs of this Section 10 are all true and complete as of the date hereof:

a)          Title to Stock. Seller is the record and beneficial owner and has sole managerial and dispositive authority with respect to the Stock and has not granted any person a proxy that has not expired or been validly withdrawn. The sale and delivery of the Stock to Buyer pursuant to this Agreement will vest in Buyer the legal and valid title to the Stock, free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever (“Encumbrances”) (other than Encumbrances created by Buyer and restrictions on resales of the Stock under applicable securities laws).

b)          Liabilities of the Company. Seller represents and warrants to the best knowledge of Seller after due inquiry that as of the Closing, the Company will not have any liabilities contingent or otherwise. Buyer is solely responsible for conducting its own due diligence with respect to the Company and its liabilities and for gathering enough information upon which to base an investment decision in the Stock. Buyer acknowledges that:

(i) Seller has made no representations with respect to the Company or its status except as explicitly stated in this Agreement; and,

(ii) Except as set forth in this Agreement, the Company is being sold “as is”.

c)          Full Power and Authority. Seller represents that it has full power and authority to enter into this Agreement and the board of directors of Company has authorized the execution and delivery of this Agreement by Company and has approved the transactions contemplated by this Agreement.

d)          Seller Indemnification of Buyer. Seller represents that for a period of twelve (12) months following the Closing, Seller shall indemnify Buyer, subject to the terms and conditions of this Section, for the full value of any liabilities incurred by the Company prior to the date of Closing and not disclosed in this Agreement. In no circumstance shall such indemnification in the aggregate exceed the Purchase Price.

e)          Absence of Certain Events. Except as set forth in this Agreement or the schedules hereto, since March 31, 2009, there has not been (i) any material adverse change in the business, operations, financial condition, or prospects of Company; or (ii) any damage, destruction, or loss to Company (whether or not covered by insurance) materially and adversely affecting the business, operations, financial condition, or prospects of Company.

f)          Litigation and Proceedings. To the best of Seller’s knowledge after due inquiry, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of Company, threatened by or against Company, or affecting Company, or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

g)          Organization. Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. A certified copy of the Articles of Incorporation and bylaws of Company are attached hereto as Schedule 10(g). Company has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. The execution and delivery of this Agreement does not, and the consummation of the Transactions in accordance with the terms hereof will not, violate any provision of Company’s organizational documents. Company has taken all action required by laws, its articles of incorporation, certificate of business registration, or otherwise to authorize the execution and delivery of this Agreement. Company has full power, authority, and legal right and has taken or will take all action required by law, its Certificate of Incorporation, and otherwise to consummate the Transactions. Company is a corporation in good standing under the laws of the state of Florida and shall receive a certificate of good standing from the Secretary of State of the State of Florida, dated as of a date within ten days prior to the Closing Date certifying that Company is in good standing as a corporation in the State of Florida.

h)          Capitalization. Company has a total of 101,625,000 issued and outstanding shares of common stock, each of which is legally issued, fully paid, and non-assessable. All such shares of Company Common Stock are held of record by the Company Shareholders. Company has no other capital stock, warrants, options, or other securities convertible into shares of Company capital stock, outstanding other than the Company Common Stock.

i)          No Conflict With Other Instruments. The execution of this Agreement and the consummation of the Transactions will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Company is a party or to which any of its properties or operations are subject.

j)          Compliance With Laws and Regulations. To the best of its knowledge, Company has complied with all applicable statutes and regulations of any Federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, financial condition, or prospects of Company or except to the extent that noncompliance would not result in the incurrence of any material liability.

11.     Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that the statements in the following paragraphs of this Section 11 are all true and complete as of the date hereof:

a)          Affidavit of Source of Funds. Prior to each transfer to Seller or each deposit into escrow, Buyer shall execute an Affidavit of Source of Funds (attached hereto as Exhibit 11), which attests that the funds to be transferred are not the proceeds of nor are intended for or being transferred in the furtherance of any illegal activity or activity prohibited by federal or state laws. Such activity may include, but is not limited to: tax evasion; financial misconduct; environmental crimes; activity involving drugs and other controlled substances; counterfeiting; espionage; kidnapping; smuggling; copyright infringement; entry of goods into the United States by means of false statements; terrorism; terrorist financing or other material support of terrorists or terrorism; arms dealing; bank fraud; wire fraud; mail fraud; concealment of assets or any effort by conspiracy or otherwise to defeat, defraud or otherwise evade, any party or the Court in a bankruptcy proceeding, a receiver, a custodian, a trustee, a marshal, or any other officer of the court or government or regulatory official; bribery or any violation of the Foreign Corrupt Practices Act; trading with enemies of the United States; forgery; or fraud of any kind. Buyer further warrants that all transfers of monies will be in accordance with the Money Laundering Control Act of 1986 as amended.

b)          Exempt Transaction. Buyer understands that the offering and sale of the Stock is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Act”) and exempt from registration or qualification under any state law.

c) Full Power and Authority. Buyer represents that it has full power and authority to enter into this Agreement.

d)          Stock. The Stock to be purchased by Buyer hereunder will be acquired for investment for Buyer’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof, and Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same.

e)          Information Concerning the Company. Buyer has conducted its own due diligence with respect to the Company and its liabilities and believes it has enough information upon which to base an investment decision in the Stock. Buyer acknowledges that Seller has made no representations with respect to the Company, its status or the existence or non-existence of any liabilities except as explicitly stated in this Agreement.

f) Investment Experience. The Buyer understands that purchase of the Stock involves substantial risk. The Buyer:

(i) has experience as a purchaser in securities of companies in the development stage and acknowledges that he can bear the economic risk of Buyer’s investment in the Stock; and,

(ii)          has such knowledge and experience in financial, tax, and business matters so as to enable Buyer to evaluate the merits and risks of an investment in the Stock, to protect Buyer’s own interests in connection with the investment and to make an informed investment decision with respect thereto.

g)          No Oral Representations. No oral or written representations have been made other than or in addition to those stated in this Agreement. Buyer is not relying on any oral statements made by Seller, Seller’s representatives, employee’s or affiliates in purchasing the Stock.

h)          Restricted Securities. Buyer understands that the Stock is characterized as “restricted securities” under the Act inasmuch as they were acquired from the Company in a transaction not involving a public offering.

i)          Opinion Necessary. Buyer acknowledges that if any transfer of the Stock is proposed to be made in reliance upon an exemption under the Act, the Company may require an opinion of counsel satisfactory to the Company that such transfer may be made pursuant to an applicable exemption under the Act. Buyer acknowledges that a restrictive legend appears on the Stock and must remain on the Stock until such time as it may be removed under the Act.

j) Shareholder Value. Buyer represents that Buyer intends to implement a business plan designed to return value to the shareholders of the Company.

k)          Compliance. Buyer shall comply with all applicable securities laws, rules and regulations regarding this Agreement, the Merger and all related transactions, including but not limited to filing any forms required by the U.S. Securities and Exchange Commission.

l)          Proxy. Company and Buyer recognize the Proxy as being legally binding and fully valid. Company and Buyer hereby knowingly, and to the fullest extent, waive any and all objections to the validity or execution of the Proxy.

12. Indemnification.

a)          Indemnification - Buyer. During a period of 12 months commencing from the Effective Date of this Agreement, Buyer shall indemnify and hold harmless the Seller, its members, officers, directors, agents, employees, attorneys, accountants, consultants, subsidiaries, successors, affiliates and assigns (“Seller Indemnitees”) from and against any and all losses, damages, expenses and liabilities (collectively “Liabilities”) or actions, investigations, inquiries, arbitrations, claims or other proceedings in respect thereof, including enforcement of this Agreement (collectively “Actions”) (Liabilities and Actions are herein collectively referred to as “Losses”) arising out of or related to the failure by Buyer to fulfill its obligations under this Agreement. Losses include, but are not limited to all reasonable legal fees, court costs and other expenses incurred in connection with investigating, preparing, defending, paying, settling or compromising any suit in law or equity arising out of this Agreement or for any breach of this Agreement. The indemnification of Seller by Buyer shall be limited to an amount equal to the Purchase Price.

b)          Indemnification - Seller. During a period of 12 months commencing from the Effective Date of this Agreement, Seller shall indemnify and hold harmless the Buyer, its members, officers, directors, agents, employees, attorneys, accountants, consultants, subsidiaries, successors, affiliates and assigns (“Buyer Indemnitees”) from and against any and all losses, damages, expenses and liabilities (collectively “Liabilities”) or actions, investigations, inquiries, arbitrations, claims or other proceedings in respect thereof, including enforcement of this Agreement (collectively “Actions”) (Liabilities and Actions are herein collectively referred to as “Losses”) arising out of or related to the failure by Seller to fulfill its obligations under this Agreement. Losses include, but are not limited to all reasonable legal fees, court costs and other expenses incurred in connection with investigating, preparing, defending, paying, settling or compromising any suit in law or equity arising out of this Agreement or for any breach of this Agreement. The indemnification of Buyer by Seller shall be limited to an amount equal to the Purchase Price.

13.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, U.S.A. without giving effect to any other choice or conflict of law provision that would cause the application of the laws of any other jurisdiction other than the State of Florida.

14.     Merger and Exchange of Stock. Merger and Exchange of Stock. Buyer shall, as soon as practicable, and in no case later than thirty (30) days from the Closing effect a series of mergers or begin a series of acquisitions (the “Merger”) between the Company and any one of the target corporations, which 2008 financial performance and balance sheet is outlined in the “Sub consolidated balance sheets” which are attached hereto as Exhibit A and which are more fully described in the executive summary attached hereto as Exhibit B (the “Subs”). The Buyer and Company represent and warrant that at a minimum the Company will enter into, within four (4) months of the Effective date of this agreement, a merger with or acquire at least three of the Companies listed on Exhibit A or Liquid Capital, one of which shall be Green Planet. The Company shall be the surviving corporation of the Merger, and shall continue unimpaired by the Merger. Upon Merger, the Company shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions and duties of the Subs.

15.     Term / Survival. The terms of this Agreement shall be effective as of the Effective Date, and continue until such time as the payment of the Purchase Price and all other amounts due hereunder are fully satisfied, however; the terms, conditions, and obligations of Sections 10, 11, 12, 13, 14 and 27 hereof shall survive the termination of this Agreement.

16.     Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, except that Buyer may not assign or transfer any of its rights or obligations under this Agreement.

17.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. A telefaxed copy of this Agreement shall be deemed an original.

18.     Headings. The headings used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.

19. Costs, Expenses. Each party hereto shall bear its own costs in connection with the preparation, execution and delivery of this Agreement.

20.     Modifications and Waivers. No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the Effective Date of this Agreement, and signed by both the Buyer and Seller. No waiver of any breach, term, condition or remedy of this Agreement by any party shall constitute a subsequent waiver of the same or any other breach, term, condition or remedy. All remedies, either under this agreement, by law, or otherwise afforded the Buyer shall be cumulative and not alternative.

21.     Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

22.     Termination. Buyer or Seller may, upon written notice to the other party, terminate this Agreement upon their own discretion prior to any funds being released from escrow. Upon the release of any funds from escrow, this termination clause is null and void.

23.     Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parries with respect to the subject matter hereof.

24.     Further Assurances. From and after the date of this Agreement, upon the request of the Buyer or Seller, Buyer and Seller shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

25. Notices. All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received by the intended party.

a)          if sent to the intended party by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission;

b) if sent to the intended party by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mails; and,

c)          if sent to the intended party by courier or other means, when received or personally delivered, and, in any such case, addressed as indicated herein, or to such other addresses as may be specified by any such Person to the other Person pursuant to notice given by such Person in accordance with the provisions of this Section 25.

If to Buyer to:

Abacus Global Investments Corp.
318 Holiday Dr.,
Hallandale Beach, FL, 33009
Attention: CEO
Telecopier: (954) 457-3619

with a copy to:
Arnstein & Lehr LLP
120 South Riverside Plaza
Suite 1200
Chicago, Illinois 60606-3910
Attention: Jerold N. Siegan
Telecopier: (312) 876-6274

If to Seller:

Belmont Partners, LLC
360 Main Street
Washington, VA 22747
Attention: General Counsel
Telecopier: 540 675-3369

with a copy to:

Attention:
Telecopier:

If to Company:	318 Holiday Dr.
Hallondale Beach
Fl, 33009
	Attention:	CEO
	Telecopier:	954-457-3619

with a copy to:

Attention:
Telecopier:

or to such other address as such party may indicate by a notice delivered to the other party hereto.

26.           Insider Trading. Seller and Buyer hereby certify that they have not themselves, nor through any third parties, purchased nor caused to be purchased in the public marketplace any publicly traded shares of the Company. Seller and Buyer further certify they have not communicated the nature of the transactions contemplated by the Agreement, are not aware of any disclosure of non public information concerning said transactions, and are not a party to any insider trading of Company shares.

27.           Binding Arbitration. In the event of any dispute, claim, question, or disagreement arising from or relating to this agreement or the breach thereof, the Parties hereto shall use their best efforts to settle the dispute, claim question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such a solution within a period of sixty (60) days, then, upon notice by either party to the other, all disputes, claims, questions, or disagreements shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules including the Optional Rules for Emergency Measures of Protection, and judgment on any award rendered by the arbitration(s) may be entered in any court having jurisdiction thereof.

[Remainder of Page Intentionally Left Blank)

[Signature Page to Follow]

In Witness Whereof, the Parties hereto have executed this Agreement as of the last date written below.

SELLER	BUYER

BELMONT PARTNERS, LLC	ABACUS GLOBAL INVESTMENTS, CORP.

/s/ Joseph Meuse	/s/ Marius Silvasan
By: Joseph Meuse, Managing Member	By: Marius Silvasan, Chairman
Date:	Date:	4 June, 09

COMPANY

CONTRACTED SERVICES, INC.

/s/ Joseph Meuse
By: Joseph Meuse, Director
Date: